Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference or our report dated March 31, 2008, with respect to our audit of the consolidated financial statements of SendTec, Inc. as of December 31, 2007 and for the year ended December 31, 2007, which report is included in this Annual Report on Form 10-KSB of SendTec, Inc. for the year ended December 31, 2007.

/s/ GREGORY, SHARER & STUART

St. Petersburg, Florida

April 8, 2008